Merrimac Funds
	     Special Meeting of Sole Shareholder
		       October 30, 1996



A meeting of the sole Shareholder of  the Merrimac Funds (the
"Trust") was held at 4:00 p.m. on October 30, 1996 at 89 South
Street, Boston, Massachusetts to consider the election of Trustees and the selection of independent auditors for the Trust.

After the meeting was called to order, Francis J. Gaul, Jr., the only Shareholder of the Trust, took the following actions, upon motion duly made and seconded:

	RESOLVED, That the following persons be, and hereby are, elected to serve as Trustees of the Trust to serve until the next meeting of Shareholders called for the purpose of electing Trustees or until he sooner dies, resigns or is removed from office: Edward F. Hines, Jr., Francis
	J. Gaul, Jr., Kevin J. Sheehan and Thomas E. Sinton; and

	RESOLVED FURTHER, That the firm of Ernst & Young LLP be, and hereby is, appointed as the independent auditor for the Trust for the fiscal year ended December 31, 1996.

There being no further business to come before the meeting, the meeting was adjourned.

				/s/ George M. Boyd


				-----------------
				    George M. Boyd
				    Secretary

The undersigned, being the sole Shareholder of the Trust, hereby waives notice of the foregoing meeting, approves the minutes thereof and ratifies and confirms all actions taken at such meeting.

/s/ Francis J. Gaul, Jr.


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    Francis J. Gaul, Jr.
    Sole Shareholder